Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	John M. McCaffery Executive Vice President Chief Financial Officer (631) 537-1001, ext. 7290

BRIDGE BANCORP, INC.

REPORTS FOURTH QUARTER AND YEAR END 2016 RESULTS

Growth in Loans and Deposits and Record Net Income

(Bridgehampton, NY – January 27, 2017) Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank (“BNB”), today announced fourth quarter and year end results for 2016. Highlights of the Company's financial results for the quarter and year include:

•	Record net income of $9.2 million, an increase of $1.2 million or 15% over 2015, and $.50 per diluted share for the quarter.

•	Record net income of $35.5 million, an increase of $14.4 million or 68% over 2015, and $2.00 per diluted share for the year.

•	Returns on average assets and equity were .93% and 9.50%, respectively, for the 2016 fourth quarter and .92% and 9.82%, respectively, for the full year.

•	Net interest income increased $2.3 million to $30.2 million, with a net interest margin of 3.41% for the 2016 fourth quarter and increased $24.8 million to $120.9 million, with a net interest margin of 3.48% for the year as compared to the same periods the prior year.

•	Total assets of $4.1 billion at December 2016, 7% higher than December 2015.

•	Loan growth of $190 million or 8% compared to December 2015.
•	Deposits of $2.9 billion at December 2016, including $1.2 billion in non-interest bearing demand deposits.
•	Continued solid asset quality metrics and reserve coverage.

•	All capital ratios exceed the fully phased in requirements of Basel III rules.

•	Declared a dividend of $.23 during the quarter.

“2016 reflected another strong year for our company as we built on the organization we've worked to create both organically and through acquisition. In addition to adding customers and growing loans and deposits we launched our ‘Believe iN Beyond’ initiative. This created a company stronger and better prepared for further expansion. We also implemented financial and organizational changes to improve financial strength, risk management processes and operating structure providing a platform more appropriate for a bank approaching $5 billion in assets. All of this was accomplished while achieving record earnings and delivering strong results,” noted Kevin M. O’Connor, President and CEO.

Net Earnings and Returns

Net income for the quarter was $9.2 million or $.50 per diluted share, compared to $8.0 million or $.46 per diluted share for the fourth quarter of 2015. Returns on average assets and equity for the fourth quarter of 2016 were .93% and 9.50%, compared to .88% and 9.27% in 2015, respectively. Return on average tangible common equity for the fourth quarter of 2016 was 13.43% compared to 13.33% in 2015. Net income for the year ended December 2016 was $35.5 million or $2.00 per diluted share, compared to $21.1 million or $1.43 per diluted share in 2015. Returns on average assets and equity for the full year 2016 were .92% and 9.82%, compared to .71% and 7.91% in 2015, respectively. Return on average tangible common equity for 2016 was 14.21% compared to 10.23% in 2015. The significant increases in net income and related returns for 2016 over 2015 relate primarily to the acquisition of CNB in June 2015.

Core(1) net income reflects the quarterly and full year results adjusted for certain costs, net of tax, primarily related to the CNB acquisition. Core net income for the fourth quarter was $9.1 million or $.50 per diluted share, compared to $8.5 million or $.49 per diluted share, for the same period in 2015. Core returns on average assets and equity for the fourth quarter of 2016 were .92% and 9.43%, compared to ..94% and 9.90% in 2015, respectively. Core return on average tangible common equity for the fourth quarter of 2016 was 13.60% compared to 14.56% in 2015. Core net income for the full year 2016 was $35.6 million or $2.00 per diluted share, compared to $27.3 million or $1.85 per diluted share, for the same period in 2015. Core returns on average assets and equity for the full year 2016 were ..93% and 9.87%, compared to .92% and 10.23% in 2015, respectively. Core return on average tangible common equity for the full year 2016 was 14.57% compared to 13.47% in 2015.

Interest income increased $3.0 million for the fourth quarter of 2016 over the same period in 2015 as average earning assets increased by $258.5 million or 8%, due primarily to loan growth, and the net interest margin increased to 3.41% from 3.39%. Interest income increased $31.5 million for the full year 2016 over 2015 as average earning assets increased by $779.2 million or 29% while the net interest margin decreased to 3.48% from 3.57%. The increase in average earning assets year over year reflects the full year effect of assets acquired from CNB as well as organic growth in loans and securities. The decrease in the net interest margin reflects the higher costs of borrowings associated with the $80 million in subordinated debentures issued in September 2015 and higher overall borrowing costs due to the Fed Funds rate increase in December 2015.

The provision for loan losses was $1.4 million for the 2016 fourth quarter, $.4 million higher than the fourth quarter of 2015 and $5.6 million for the full year 2016, $1.6 million higher than 2015. The higher provision for the fourth quarter and full year of 2016 is due to portfolio growth as well as certain acquired loans being refinanced by BNB. Acquired loans are recorded at fair value at acquisition, effectively netting estimated future losses against the loan balances, whereas loans originated and refinanced by BNB have recorded reserves. The Company recognized net recoveries of $.2 million in the fourth quarter of 2016 compared to net charge-offs of $.4 million for the same period in 2015. The Company recognized net charge-offs of $.4 million for the full year 2016 compared to net charge-offs of $.9 million for 2015.

Total non-interest income was $3.7 million for the fourth quarter of 2016, $.3 million higher than 2015, resulting from an increase in BOLI income and gain on sale of SBA loans offset by a decrease in fees for other customer services. Total non-interest income was $16.0 million for the full year 2016, $3.4 million higher than 2015, primarily attributable to the CNB acquisition and resulting from increases in BOLI income, gain on sale of SBA loans, service charges, fees for other customer services and gain on sales of securities.

(1)	See reconciliations of As Reported (GAAP) to Core (Non-GAAP) disclosure provided elsewhere herein.

Non-interest expense for the fourth quarter of 2016 increased to $18.5 million from $18.2 million in 2015. The increase is a result of increases in salaries and benefits expense, technology and communications, marketing and advertising, professional services, amortization of intangibles and other operating expenses, offset by decreases in acquisition costs and FDIC assessment. Non-interest expense for the full year 2016 increased to $77.1 million from $72.9 million in 2015. The increase is a result of increases in all expense categories, offset by a decrease in acquisitions costs, all of which are attributable to the CNB acquisition. The reversal of accrued acquisition costs for the 2016 fourth quarter and full year is due to the reversal of pending merger related liabilities recorded at the acquisition date which have since been settled. The Company’s ratio of operating expenses to average assets decreased to 1.88% in the fourth quarter of 2016 from 2.00% in 2015. The Company’s ratio of operating expenses to average assets decreased to 2.00% for the full year 2016 from 2.46% in 2015. Core operating expenses to average assets was 1.97% for the full year 2016 compared to 2.08% in 2015.

Balance Sheet and Asset Quality

Total assets were $4.1 billion at December 31, 2016, $272.6 million higher than December 2015. Total loans at December 2016 of $2.6 billion reflect growth of $189.7 million or 8% over December 2015. This increase in loans was funded by growth in deposits and borrowings. Deposits totaled $2.9 billion at December 2016, an increase of $82.4 million over 2015. Demand deposits totaled $1.2 billion at December 2016, representing 39% of total deposits.

Asset quality measures remained strong, as non-performing assets were $1.2 million or .03% of total assets at December 2016 compared to $1.6 million or .04% of total assets at December 2015. Non-performing loans were $1.2 million or .05% of total loans at December 2016 compared to $1.3 million or .06% of total loans at December 2015. Loans 30 to 89 days past due increased $.7 million to $2.2 million at December 2016, with $1.0 million representing CNB acquired loans. Loans past due 90 days and still accruing at December 31, 2016 and 2015 were comprised of acquired loans of $1.0 million. Additionally, the Company held no other real estate owned at December 2016 compared to $0.3 million at December 2015.

The allowance for loan losses increased $5.2 million to $25.9 million at December 2016 from $20.7 million as of December 2015. The allowance as a percentage of loans was 1.00% at December 31, 2016 compared to .86% at December 31, 2015. The allowance as a percentage of BNB originated loans was 1.23%, based on BNB originated loans totaling $2.1 billion, at December 2016, compared to 1.21%, based on BNB originated loans totaling $1.7 billion, at December 2015. The increase in the allowance for loan losses is due to portfolio growth, as well as certain acquired loans being refinanced by BNB.

Stockholders’ equity grew $66.9 million to $408.0 million at December 2016, compared to $341.1 million at December 2015. The growth reflects earnings, the $47.5 million in net capital raised in connection with the November 2016 common stock offering and the dividend reinvestment plan, partially offset by shareholders' dividends and a decrease in the fair value of available for sale investment securities. The Company's capital ratios exceed all fully phased in capital requirements under the Basel III rules and the Bank remains classified as well capitalized.

“As many expected, the Federal Reserve raised rates in December and is expected to continue doing so throughout 2017. This will present new challenges for the industry as it has been quite some time since the Fed’s last sustained rate increase. We have been, and will continue to be, thoughtful about our asset/liability mix and how to best position our balance sheet for this new environment. Additionally, we anticipate our effective income tax rate in 2017 will remain between 34% and 35%. However, the effective income tax rate may change materially should changes to current tax law be enacted in 2017. Any changes to current tax law may also have an impact on our deferred tax position,” noted Mr. O’Connor.

“During the fourth quarter we took advantage of the market’s positive outlook for financial stocks and raised close to $50 million in common equity. This strengthened our balance sheet and will enable us to take advantage of opportunities in our marketplace. Long Island continues to be one of the most attractive banking markets in the country and our model of on-the-ground bankers and local decision makers gives us a competitive advantage,” stated Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. Established in 1910, BNB, with assets of approximately $4.1 billion, operates 40 retail branch locations serving Long Island and the greater New York metropolitan area. In addition, the Bank operates two loan production offices: one in Manhattan, and one in Riverhead, New York. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB's wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc. offers financial planning and investment consultation. For more information visit www.bridgenb.com.

BNB also has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. The Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; an unexpected increase in operating costs; expanded regulatory requirements as a result of the Dodd-Frank Act; and other risk factors discussed elsewhere, and in our reports filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands, except per share amounts and financial ratios)

	December 31,	December 31,
	2016	2015
ASSETS
Cash and Due from Banks	$102,280	$79,750
Interest Earning Deposits with Banks	11,558	24,808
Total Cash and Cash Equivalents	113,838	104,558
Securities Available for Sale, at Fair Value	819,722	800,203
Securities Held to Maturity	223,237	208,351
Total Securities	1,042,959	1,008,554
Securities, Restricted	34,743	24,788
Loans Held for Investment	2,600,440	2,410,774
Allowance for Loan Losses	(25,904)	(20,744)
Loans, net	2,574,536	2,390,030
Premises and Equipment, net	35,263	39,595
Goodwill and Other Intangible Assets	111,774	106,821
Other Real Estate Owned	-	250
Accrued Interest Receivable and Other Assets	141,457	107,363
Total Assets	$4,054,570	$3,781,959

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand Deposits	$1,151,268	$1,156,882
Savings, NOW and Money Market Deposits	1,568,009	1,393,888
Certificates of Deposit of $100,000 or more	126,198	167,750
Other Time Deposits	80,534	125,105
Total Deposits	2,926,009	2,843,625
Federal Funds Purchased and Repurchase Agreements	100,674	170,891
Federal Home Loan Bank Advances	496,684	297,507
Subordinated Debentures	78,502	78,363
Junior Subordinated Debentures	15,244	15,878
Other Liabilities and Accrued Expenses	29,470	34,567
Total Liabilities	3,646,583	3,440,831
Total Stockholders' Equity	407,987	341,128
Total Liabilities and Stockholders' Equity	$4,054,570	$3,781,959

Selected Financial Data:
Book Value Per Share	$21.36	$19.62
Tangible Book Value Per Share (1)	$15.51	$13.47
Common Shares Outstanding	19,100	17,389

Capital Ratios:
Total Capital to Risk Weighted Assets	15.0%	13.6%
Tier 1 Capital to Risk Weighted Assets	11.3%	9.9%
Common Equity Tier 1 Capital to Risk Weighted Assets	10.8%	9.3%
Tier 1 Capital to Average Assets	8.6%	7.6%
Tangible Common Equity to Tangible Assets (1) (2)	7.5%	6.4%
Tier 1 Capital to Average Assets (Bank)	9.9%	9.1%

Asset Quality:
Loans 30-89 Days Past Due	$2,156	$1,505
Loans 90 Days Past Due and Accruing (3)	$1,027	$964

Non-performing Loans	$1,241	$1,350
Other Real Estate Owned	-	250
Non-performing Assets	$1,241	$1,600

Non-performing Loans/Total Loans	0.05%	0.06%
Non-performing Assets/Total Assets	0.03%	0.04%
Allowance/Non-performing Loans	2087.35%	1536.59%
Allowance/Total Loans	1.00%	0.86%
Allowance/Originated Loans	1.23%	1.21%

(1) Tangible stockholder's equity totaled $296.2 million and $234.3 million at December 31, 2016 and 2015, respectively, and represents total stockholder's equity less goodwill and other intangible assets.

(2) Tangible assets totaled $3.94 billion and $3.68 billion at December 31, 2016 and 2015, respectively, and represents total assets less goodwill and other intangible assets.

(3) Represents loans acquired in connection with the Community National Bank, FNBNY Bancorp, Inc., and Hamptons State Bank acquisitions.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts and financial ratios)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015

Interest Income	$34,615	$31,609	$137,716	$106,240
Interest Expense	4,450	3,705	16,845	10,129
Net Interest Income	30,165	27,904	120,871	96,111
Provision for Loan Losses	1,400	1,000	5,550	4,000
Net Interest Income after Provision for Loan Losses	28,765	26,904	115,321	92,111
Other Non Interest Income	3,267	2,923	13,764	10,810
Title Fee Income	481	486	1,833	1,866
Net Securities Gains (Losses)	-	2	449	(8)
Total Non Interest Income	3,748	3,411	16,046	12,668
Salaries and Benefits	9,430	8,815	40,913	33,871
Acquisition Costs	(650)	483	(920)	9,766
Amortization of Other Intangible Assets	827	677	2,637	1,447
Other Non Interest Expense	8,922	8,198	34,451	27,806
Total Non Interest Expense	18,529	18,173	77,081	72,890
Income Before Income Taxes	13,984	12,142	54,286	31,889
Provision for Income Taxes	4,824	4,147	18,795	10,778
Net Income	$9,160	$7,995	$35,491	$21,111
Basic Earnings Per Share	$0.50	$0.46	$2.01	$1.43
Diluted Earnings Per Share	$0.50	$0.46	$2.00	$1.43
Weighted Average Common and Equivalent Shares	18,336	17,114	17,851	14,477

Selected Financial Data:
Return on Average Total Assets	0.93%	0.88%	0.92%	0.71%
Core Return on Average Total Assets (1)	0.92%	0.94%	0.93%	0.92%
Return on Average Stockholders' Equity	9.50%	9.27%	9.82%	7.91%
Core Return on Average Stockholders' Equity (1)	9.43%	9.90%	9.87%	10.23%
Return on Average Tangible Stockholders' Equity (2)	13.43%	13.33%	14.21%	10.23%
Core Return on Average Tangible Stockholders' Equity (1) (2)	13.60%	14.56%	14.57%	13.47%
Net Interest Margin	3.41%	3.39%	3.48%	3.57%
Efficiency	54.09%	57.45%	55.76%	66.19%
Core Efficiency (1)	53.57%	53.79%	54.92%	56.14%
Operating Expense as a % of Average Assets	1.88%	2.00%	2.00%	2.46%
Core Operating Expense as a % of Average Assets (1)	1.87%	1.87%	1.97%	2.08%

(1) See reconciliations of As Reported (GAAP) to Core (Non-GAAP) disclosure provided elsewhere herein.

(2) Average tangible stockholder's equity totaled $271.3 million and $238.0 million for the three months ended December 31, 2016 and 2015, respectively, and $249.8 million and $206.3 million for the twelve months ended December 31, 2016 and 2015, respectively, and represents average total stockholder's equity less average goodwill and other intangible assets.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Disclosure (unaudited)

(In thousands, except per share amounts and financial ratios)

Reconciliation of As Reported (GAAP) and Core (Non-GAAP) financial measures for the three months and twelve months ended December 31, 2016 and 2015 (1):

	Three months ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015

Return on Average Total Assets - As Reported	0.93%	0.88%	0.92%	0.71%
Acquisition Costs	(0.07)%	0.05%	(0.02)%	0.33%
Amortization of Non Compete Agreement	0.06%	0.04%	0.04%	0.02%
Gain on Sale of Loans	0.00%	0.00%	0.00%	(0.01)%
Measurement Period Fixed Asset Adjustment (2)	0.00%	0.00%	(0.01)%	0.00%
Income Tax Effect of Adjustments Above	0.00%	(0.03)%	0.00%	(0.12)%
Tax Benefit Related to NYC Tax Law Change	0.00%	0.00%	0.00%	(0.01)%
Core Return on Average Total Assets	0.92%	0.94%	0.93%	0.92%

Return on Average Stockholders' Equity - As Reported	9.50%	9.27%	9.82%	7.91%
Acquisition Costs	(0.67)%	0.56%	(0.25)%	3.65%
Amortization of Non Compete Agreement	0.57%	0.42%	0.40%	0.27%
Gain on Sale of Loans	0.00%	0.00%	0.00%	(0.10)%
Measurement Period Fixed Asset Adjustment (2)	0.00%	0.00%	(0.09)%	0.00%
Income Tax Effect of Adjustments Above	0.03%	(0.35)%	(0.01)%	(1.37)%
Tax Benefit Related to NYC Tax Law Change	0.00%	0.00%	0.00%	(0.13)%
Core Return on Average Stockholders' Equity	9.43%	9.90%	9.87%	10.23%

Return on Average Tangible Common Equity - As Reported	13.43%	13.33%	14.21%	10.23%
Acquisition Costs	(0.95)%	0.81%	(0.37)%	4.74%
Amortization of Other Intangible Assets	1.21%	1.12%	1.06%	0.70%
Gain on Sale of Loans	0.00%	0.00%	0.00%	(0.14)%
Measurement Period Fixed Asset Adjustment (2)	0.00%	0.00%	(0.12)%	0.00%
Income Tax Effect of Adjustments Above	(0.09)%	(0.70)%	(0.21)%	(1.89)%
Tax Benefit Related to NYC Tax Law Change	0.00%	0.00%	0.00%	(0.17)%
Core Return on Average Tangible Common Equity	13.60%	14.56%	14.57%	13.47%

Efficiency Ratio - As Reported	54.09%	57.45%	55.76%	66.19%
Non Interest Expense (Operating Expense) - As Reported	$18,529	$18,173	$77,081	$72,890
Less: Acquisition Costs	(650)	483	(920)	9,766
Less: Amortization of Other Intangible Assets	827	677	2,637	1,447
Less: Measurement Period Fixed Asset Adjustment (2)	-	-	(309)	-
Core Non Interest Expense (Core Operating Expense)	$18,352	$17,013	$75,673	$61,677
Net Interest Income (fully taxable equivalent)	$30,509	$28,222	$122,201	$97,459
Non Interest Income - As Reported	3,748	3,411	16,046	12,668
Less: Net Securities Gains (Losses)	-	2	449	(8)
Less: Gain on Sale of Loans	-	-	-	279
Core Total Revenues for Efficiency Ratio	$34,257	$31,631	$137,798	$109,856
Core Efficiency Ratio	53.57%	53.79%	54.92%	56.14%

Operating Expense as a % of Average Assets - As Reported	1.88%	2.00%	2.00%	2.46%
Acquisition Costs	0.07%	(0.05)%	0.02%	(0.33)%
Amortization of Other Intangible Assets	(0.08)%	(0.08)%	(0.06)%	(0.05)%
Measurement Period Fixed Asset Adjustment (2)	0.00%	0.00%	0.01%	0.00%
Core Operating Expense as a % of Average Assets	1.87%	1.87%	1.97%	2.08%

	Three months ended				Twelve months ended
	December 31,				December 31,
	2016		2015		2016		2015

Net Income/Diluted Earnings Per Share - As Reported	$9,160	$0.50	$7,995	$0.46	$35,491	$2.00	$21,111	$1.43
Adjustments:
Acquisition Costs	(650)	(0.03)	483	0.03	(920)	(0.05)	9,766	0.67
Amortization of Non Compete Agreement	547	0.03	364	0.02	1,459	0.08	729	0.05
Gain on Sale of Loans	-	-	-	-	-	-	(279)	(0.02)
Measurement Period Fixed Asset Adjustment (2)	-	-	-	-	(309)	(0.02)	-	-
Income Tax Effect of Adjustments Above	36	-	(304)	(0.02)	(80)	(0.01)	(3,656)	(0.26)
Tax Benefit Related to NYC Tax Law Change	-	-	-	-	-	-	(351)	(0.02)
Core Net Income/Core Diluted Earnings Per Share	$9,093	$0.50	$8,538	$0.49	$35,641	$2.00	$27,320	$1.85

(1) The tables above provide a reconciliation of GAAP (As Reported) and non-GAAP (Core) financial measures. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

(2) A fixed asset measurement period adjustment for $0.3 million was recorded in 2016 related to the recovery of depreciation expense recorded in 2015.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance Sheets And Average Rate Data (unaudited)

(Dollars in thousands)

	Three months ended December 31,
	2016			2015
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest Earning Assets:
Loans, net (including loan fee income) (1)	$2,551,589	$29,691	4.63%	$2,331,138	$26,473	4.51%
Securities (1)	987,195	5,236	2.11	945,660	5,434	2.28
Deposits with Banks	23,735	32	0.54	27,248	20	0.29
Total Interest Earning Assets (1)	3,562,519	34,959	3.90	3,304,046	31,927	3.83
Non Interest Earning Assets:
Other Assets	350,803			305,407
Total Assets	$3,913,322			$3,609,453

Interest Bearing Liabilities:
Deposits	$1,792,260	$1,913	0.42%	$1,757,201	$1,613	0.36%
Federal Funds Purchased and Repurchase Agreements	179,307	296	0.66	138,519	154	0.44
Federal Home Loan Bank Advances	307,669	768	0.99	165,677	462	1.11
Subordinated Debentures	78,479	1,135	5.75	78,378	1,135	5.75
Junior Subordinated Debentures	15,334	338	8.77	15,877	341	8.52
Total Interest Bearing Liabilities	2,373,049	4,450	0.75	2,155,652	3,705	0.68
Non Interest Bearing Liabilities:
Demand Deposits	1,122,378			1,079,762
Other Liabilities	34,238			31,742
Total Liabilities	3,529,665			3,267,156
Stockholders' Equity	383,657			342,297
Total Liabilities and Stockholders' Equity	$3,913,322			$3,609,453

Net Interest Income/Interest Rate Spread (1)		30,509	3.15%		28,222	3.15%

Net Interest Earning Assets/Net Interest Margin (1)	$1,189,470		3.41%	$1,148,394		3.39%

Tax Equivalent Adjustment		(344)			(318)

Net Interest Income		$30,165			$27,904

(1) Presented on a tax equivalent basis.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance Sheets And Average Rate Data (unaudited)

(Dollars in thousands)

	Twelve months ended December 31,
	2016			2015
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest Earning Assets:
Loans, net (including loan fee income) (1)	$2,494,750	$117,114	4.69%	$1,876,934	$89,204	4.75%
Securities (1)	984,625	21,785	2.21	833,712	18,337	2.20
Federal Funds Sold	-	-	-	8	-	-
Deposits with Banks	29,054	147	0.51	18,614	47	0.25
Total Interest Earning Assets (1)	3,508,429	139,046	3.96	2,729,268	107,588	3.94
Non Interest Earning Assets:
Other Assets	341,131			234,775
Total Assets	$3,849,560			$2,964,043

Interest Bearing Liabilities:
Deposits	$1,808,904	$6,866	0.38%	$1,520,506	$5,604	0.37%
Federal Funds Purchased and Repurchase Agreements	162,118	1,075	0.66	115,648	474	0.41
Federal Home Loan Bank Advances	275,591	3,001	1.09	127,358	1,425	1.12
Subordinated Debentures	78,427	4,539	5.79	21,911	1,261	5.76
Junior Subordinated Debentures	15,620	1,364	8.73	15,875	1,365	8.60
Total Interest Bearing Liabilities	2,340,660	16,845	0.72	1,801,298	10,129	0.56
Non Interest Bearing Liabilities:
Demand Deposits	1,110,824			873,794
Other Liabilities	36,839			21,936
Total Liabilities	3,488,323			2,697,028
Stockholders' Equity	361,237			267,015
Total Liabilities and Stockholders' Equity	$3,849,560			$2,964,043

Net Interest Income/Interest Rate Spread (1)		122,201	3.24%		97,459	3.38%

Net Interest Earning Assets/Net Interest Margin (1)	$1,167,769		3.48%	$927,970		3.57%

Tax Equivalent Adjustment		(1,330)			(1,348)

Net Interest Income		$120,871			$96,111

(1) Presented on a tax equivalent basis.